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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2003

Packaging Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Field Court, Lake Forest, Illinois 60045
(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000
(Registrant's Telephone Number, Including Area Code)

Item 5.    Other Event

        On July 22, 2003, Packaging Corporation of America announced the successful completion of its tender offer for any and all of its $550 million outstanding 9 5/8% Series B Senior Subordinated Notes due 2009 (CUSIP No. 695156ADI) (the "Notes"). Approximately $546.4 million, or 99.3%, of the Notes were tendered in the tender offer. In addition, the indenture under which the Notes were issued was amended to eliminate or modify substantially all of the restrictive covenants and certain events of default and related provisions in the indenture. The Notes were accepted for payment and the amendments became operative on July 22, 2003.

        In a separate release also dated July 22, 2003, Packaging Corporation of America announced the completion of its debt refinancing which included the repurchase of $546.4 million of its outstanding 9 5/8% Notes, and the paydown earlier this month of the last $79 million of its original $1.219 billion in bank debt. The repurchase of the 9 5/8% Notes was financed through a private placement of $150 million of 4 3/8% five-year senior notes and $400 million of 5 3/4% ten-year senior notes and through $50 million in floating rate term loans under a new senior unsecured bank credit facility.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

  (C)
  Exhibits

  20.1
  Completion of Tender Offer Press Release dated July 22, 2003.

  20.2
  Completion of Debt Refinancing Press Release dated July 22, 2003.

Item 9.    Regulation FD Disclosure

        In our July 22, 2003 press release in which we announced the completion of our debt refinancing, we also provided earnings guidance for the third quarter of 2003. The press release is filed as Exhibit 20.2 to this report on Form 8-K and is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA (Registrant)

	By:	/s/ PAUL T. STECKO Chairman and Chief Executive Officer (Authorized Officer)
	By:	/s/ RICHARD B. WEST Senior Vice President, Chief Financial Officer, and Corporate Secretary (Principal Financial Officer)
Date: July 22, 2003

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  Item 5. Other Event
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
  Item 9. Regulation FD Disclosure
SIGNATURES